Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 7, 2006	News Media
Kimberly Greer (202) 624-6704 (Office)

Financial Community
Melissa E. Adams (202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS INCREASED
FIRST QUARTER FISCAL YEAR 2006 EARNINGS
AND UPDATES EARNINGS GUIDANCE
     WGL Holdings, Inc. (NYSE: WGL)(the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $44.4 million, or $0.91 per share, for the three months ended December 31, 2005, the first quarter of its fiscal year 2006. This represents a $1.3 million, or $0.03 per share, increase over net income reported of $43.1 million, or $0.88 per share, for the three months ended December 31, 2004. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
     Commenting on first quarter results and the outlook for the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “We continue to produce solid results. Our utility customer growth remains strong, and the implementation in the first quarter of our new revenue normalization adjustment in Maryland contributed favorably to our reported results. This mechanism, along with weather insurance in the District of Columbia and a weather derivative in Virginia, is providing us with protection against the effects of warmer-than-normal weather that we have experienced so far in the second fiscal quarter.”
Results from Normal Operations
     The Company reviews its financial results from normal operations (based on normal weather, and uninfluenced by unique transactions) to monitor its progress towards achieving its five-year financial objectives. Excluding the effects of colder-than-normal weather described below, the Company’s consolidated earnings from normal operations for the first quarter of fiscal year 2006 were $0.84 per share as compared to earnings from normal operations of $0.88 per share reported for the same quarter of fiscal year 2005. There were no unique transactions in the current or prior year’s first quarter. Earnings from normal operations for the current quarter, when compared to the same quarter of the prior fiscal year, reflect lower earnings from the Company’s retail energy-marketing business which more than offset improved earnings of the Company’s regulated utility segment. Items that favorably affected earnings from normal operations during the current period include: (i) continued utility customer growth; (ii) the favorable impact of a Revenue Normalization Adjustment (RNA) mechanism that was implemented in Maryland on October 1, 2005; (iii) increased earnings from carrying costs on higher balances of storage gas inventory at the regulated utility; and (iv) lower costs, as well as accrued benefits, associated with managing weather risk. Reducing earnings in the current quarter in relation to the same quarter of the prior fiscal year were higher operation and maintenance, deprecation and interest expenses.
     As discussed above, earnings from normal operations exclude the effect of variations from normal weather. The Company’s regulated operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather, when measured by heating degree days, was 10.1 percent colder than normal for the three months ended December 31, 2005, enhancing net income in relation to normal by an estimated $4 million, or $0.07 per share. Weather was 2.2 percent colder than normal for the three months ended December 31, 2004; however, the deviation in the weather pattern from normal levels did not have any effect on operating results during that period. Accordingly, results from normal operations for the first quarter of fiscal year 2005 do not exclude any effects of weather.
     Reconciliations of the Company’s and the regulated utility segment’s earnings per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings per share from normal operations are included with this press release.

Three Months Ended December 31, 2005
     Regulated Utility Operations
     The operating results of the Company’s core regulated utility segment are the primary influence on overall consolidated operating results. For the first three months of fiscal year 2006, the regulated utility segment reported net income of $44.8 million, or $0.92 per share, an increase of $5.0 million, or $0.11 per share, over net income of $39.8 million, or $0.81 per share, reported for the same quarter of the prior fiscal year. The 12 percent improvement in earnings for this segment primarily reflects a $14.8 million (pre-tax), or $0.19 per share, increase in utility net revenues during the first quarter of fiscal year 2006 when compared to the same quarter of the prior fiscal year, tempered by increased operation and maintenance expenses, depreciation and amortization expense, general taxes and interest expense.
     Higher utility net revenues for the current quarter reflect a 35.1 million therm, or 8.9 percent, increase in total gas deliveries to firm customers that grew to 429.6 million therms during the current quarter. Driving this growth in therm deliveries was 7.9 percent colder weather in the first three months of fiscal year 2006, when compared to the same quarter of the prior fiscal year. Increased utility net revenues also reflect the addition of more than 23,200 active customer meters, an increase of 2.3 percent from the end of the same quarter of the prior fiscal year, as well as $2.2 million (pre-tax) of increased earnings from carrying costs on a higher balance of storage gas inventory that was primarily the result of higher natural gas prices.
     Net revenues of the regulated utility segment also benefited in the first quarter of fiscal year 2006 from the effects of the RNA mechanism that was implemented in Maryland on October 1, 2005. The RNA is a billing mechanism that is designed to stabilize the level of net revenues collected from Maryland customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels and certain other factors such as customer conservation.
     First quarter fiscal year 2006 earnings for the regulated utility segment were reduced by a $4.4 million (pre-tax), or $0.06 per share, increase in operation and maintenance expenses. Contributing to the increase in these pre-tax expenses were $2.8 million of higher expenses for uncollectible accounts primarily due to the effects of higher natural gas costs and greater volumes delivered. Other drivers of the increased operation and maintenance expenses were information technology projects and higher accruals for equity-based compensation pursuant to a new accounting standard that became effective on October 1, 2005. Results from the regulated utility segment also reflect higher depreciation and amortization expense, higher general taxes and increased interest expense that, together, reduced net income by $2.4 million (pre-tax), or $0.03 per share, partially offset by $1.2 million (pre-tax), or $0.02 per share, of greater net benefits associated with weather protection products.
     Non-Utility Operations
     The Company’s non-utility operations, principally comprised of the results of the Company’s unregulated energy-marketing and commercial heating, ventilating and air conditioning (HVAC) segments, reported a net loss of $384,000, or $0.01 per share, for the three months ended December 31, 2005, as compared to net income of $3.3 million, or $0.07 per share, reported for the same three-month period of the prior fiscal year. The current quarter reflects $0.08 per share of reduced earnings from the Company’s retail energy-marketing segment.
     The retail energy-marketing segment reported net income of $423,000, or $0.01 per share, for the first quarter of fiscal year 2006, as compared to net income of $4.1 million, or $0.09 per share, reported for the same quarter in fiscal year 2005. The year-over-year decline in earnings primarily reflects lower gross margins from the sale of natural gas and electricity. Lower gross margins from natural gas sales reflect lower gross margins per therm, partially offset by a 9.4 percent increase in natural gas sales volumes. The lower gross margins per therm resulted, in part, from a larger number of commercial customers entering into long-term, fixed-price contracts during the later part of the first quarter of fiscal year 2006 compared to the same period in the prior year. Gas costs for these contracts in the current quarter were relatively high in relation to the sales prices, which caused compression in gross margins in the current quarter in relation to the prior year. Higher natural gas purchase costs stemmed from a sharp rise in natural gas prices during the current quarter due to the natural gas supply shortage in the Gulf of Mexico region that occurred in the aftermath of the fall 2005 hurricane season.
     Lower gross margins from natural gas sales for the current quarter also reflect the realization of increased mark-to-market losses associated with certain contracts used to hedge risks associated with the volatility in the price of natural gas and with fluctuations in weather and customer usage. The increase in these mark-to-market losses in the current quarter decreased net income by $1.2 million (after-tax), or $0.02 per share. Lower gross margins from electric sales reflect a decline in both sales volumes and the margin per kilowatt hour sold.

     The Company’s commercial HVAC segment reported a net loss of $431,000, or $0.01 per share, for the first quarter of fiscal year 2006, unchanged from the same quarter in fiscal year 2005.
Earnings Outlook
     The Company is lowering its consolidated earnings estimate for the full fiscal year 2006 to a range of $1.81 to $1.91 per share from its previous guidance of $1.85 to $1.95 per share. This updated estimate includes a decrease in projected full fiscal year 2006 earnings from its unregulated businesses to a range of $0.10 to $0.14 per share from the previous range of $0.15 to $0.19 per share. The annual guidance for the consolidated entity includes estimated earnings for the second quarter of fiscal year 2006 of $1.17 to $1.23 per share, which reflects a projected loss from the Company’s unregulated businesses of $(0.03) to $(0.01) per share.
     This guidance reflects the estimated effect of actual weather through January 31, 2006, and assumes normal weather thereafter. The guidance also includes assumptions related to estimated conservation for reduced customer usage driven by high natural gas prices. This guidance incorporates assumptions related to income from weather insurance and weather derivatives that reflect the effect of 23 percent warmer-than-normal weather during the month of January 2006, and normal weather thereafter. This weather pattern is 3 percent warmer-than-normal weather for the fiscal year-to-date period through January 31, 2006. The guidance also assumes no effect that may result from performing earnings tests on a quarterly basis pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia, and excludes the effect of unusual items that could arise in the future. This guidance has been determined as of January 31, 2006, and the Company assumes no obligation to update this guidance. The absence of any statement by the Company in the future should not be presumed to represent an affirmation of the earnings guidance given herein.
Other Information
     The Company will hold a conference call at 10:30 a.m. Eastern time on February 8, 2006, to discuss its first quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast will be archived for replay on the WGL Holdings Web site through March 8, 2006.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.
     Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.
     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas used to supply customers as a result of the introduction of Cove Point gas into the Company’s natural gas distribution system; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of the regulated utility’s natural gas distribution system as a result of factors beyond the control of the Company or its subsidiaries; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; changes in accounting principles; terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission.
     Please see the following comparative statements for additional information. Also included are reconciliations of the Company’s and regulated utility segment’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended December 31, 2005 and 2004
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands, except per share data)	2005	2004	2005	2004

UTILITY OPERATIONS
Operating Revenues	$601,337	$408,951	$1,571,776	$1,301,585
Less: Cost of gas	406,586	228,611	950,873	698,801
Revenue taxes	16,693	17,095	57,768	53,405

Utility Net Revenues	178,058	163,245	563,135	549,379

Other Operating Expenses
Operation and maintenance	60,411	55,998	241,745	227,541
Depreciation and amortization	22,960	22,196	90,623	88,501
General taxes	10,039	9,057	41,460	35,730
Income taxes	28,088	24,037	53,233	57,742

Utility Other Operating Expenses	121,498	111,288	427,061	409,514

Utility Operating Income	56,560	51,957	136,074	139,865

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	296,785	205,288	864,543	792,889
Heating, ventilating and air conditioning (HVAC)	11,074	8,859	34,656	31,448
Other non-utility activities	130	294	1,261	1,784

Non-Utility Operating Revenues	307,989	214,441	900,460	826,121

Other Operating Expenses
Operating expenses	308,679	208,667	875,725	823,547
Income tax expense (benefit)	(545)	2,239	10,676	1,890

Non-Utility Operating Expenses	308,134	210,906	886,401	825,437

Non-Utility Operating Income (Loss)	(145)	3,535	14,059	684

TOTAL OPERATING INCOME	56,415	55,492	150,133	140,549
Other Income (Expenses) — Net
Income (expenses) — net	199	(1,645)	(126)	4,368
Income tax benefit	84	646	462	214

Other Income (Expenses) — Net	283	(999)	336	4,582

INCOME BEFORE INTEREST EXPENSE	56,698	54,493	150,469	145,131
Interest expense	11,982	11,031	44,402	43,585
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (APPLICABLE TO COMMON STOCK)	$44,386	$43,132	$104,747	$100,226

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,741	48,669	48,708	48,653
Diluted	48,894	48,936	48,999	48,879

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.91	$0.89	$2.15	$2.06
Diluted	$0.91	$0.88	$2.14	$2.05

Net Income Applicable To Common Stock—By Segment ($000):

Regulated utility	$44,770	$39,803	$92,459	$94,075

Non-utility operations:
Retail energy-marketing	423	4,108	18,609	7,578
Commercial HVAC	(431)	(432)	(3,892)	(5,330)

Total major non-utility	(8)	3,676	14,717	2,248
Other, principally non-utility activities	(376)	(347)	(2,429)	3,903

Total non-utility	(384)	3,329	12,288	6,151

NET INCOME	$44,386	$43,132	$104,747	$100,226

WGL Holdings, Inc.
Consolidated Balance Sheets
December 31, 2005 and 2004
(Unaudited)

	December 31,

(In thousands)	2005	2004

ASSETS
Property, Plant and Equipment
At original cost	$2,809,551	$2,690,018
Accumulated depreciation and amortization	(829,272)	(767,771)

Net property, plant and equipment	1,980,279	1,922,247

Current Assets
Cash and cash equivalents	25,818	10,725
Accounts receivable, net	561,475	374,120
Storage gas—at cost (first-in, first-out)	286,116	198,673
Other	88,942	47,659

Total current assets	962,351	631,177

Deferred Charges and Other Assets	288,971	216,487

Total Assets	$3,231,601	$2,769,911

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$921,759	$881,344
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	560,414	573,721

Total capitalization	1,510,346	1,483,238

Current Liabilities
Notes payable and current maturities of long-term debt	385,805	221,181
Accounts payable and other accrued liabilities	351,407	236,516
Other	255,105	169,497

Total current liabilities	992,317	627,194

Deferred Credits	728,938	659,479

Total Capitalization and Liabilities	$3,231,601	$2,769,911

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended December 31, 2005 and 2004
(Unaudited)
COMMON STOCK DATA

December 31, 2005	52 Week
Closing Price	Price Range

$30.06	$34.79 - $28.85

	Earnings Per Share
	Twelve Months Ended December 31,
	2005	2004

Basic	$2.15	$2.06
Diluted	$2.14	$2.05

	Annualized
P/E	Dividend	Yield

14.0	$1.33	4.4%

FINANCIAL STATISTICS

	Twelve Months Ended

	December 31,	December 31,
	2005	2004

Return on Average Common Equity	11.6%	11.6%
Total Interest Coverage (times)	4.7	4.6
Book Value Per Share (end of period)	$18.91	$18.11
Common Shares Outstanding—end of period (thousands)	48,754	48,674

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands)	2005	2004	2005	2004

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$398,864	$252,237	$1,019,932	$807,559
Commercial and Industrial — Firm	133,669	90,634	324,115	263,100
Commercial and Industrial — Interruptible	2,330	2,342	8,812	7,127
Electric Generation	408	275	1,233	1,100

	535,271	345,488	1,354,092	1,078,886

Gas Delivered for Others
Firm	41,906	43,357	139,323	148,536
Interruptible	10,952	10,020	38,049	33,754
Electric Generation	91	54	565	253

	52,949	53,431	177,937	182,543

	588,220	398,919	1,532,029	1,261,429
Other	13,117	10,032	39,747	40,156

Total	$601,337	$408,951	$1,571,776	$1,301,585

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(In thousands of therms)	2005	2004	2005	2004

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	216,830	183,626	658,455	615,967
Commercial and Industrial — Firm	77,554	73,188	226,953	230,339
Commercial and Industrial — Interruptible	1,676	2,156	7,329	6,760

	296,060	258,970	892,737	853,066

Gas Delivered for Others
Firm	135,263	137,719	431,643	456,844
Interruptible	72,794	77,498	275,220	264,087
Electric Generation	15,920	9,307	80,487	39,791

	223,977	224,524	787,350	760,722

Total	520,037	483,494	1,680,087	1,613,788

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	223,475		204,364		732,787		713,171

Number of Customers (end of period)	144,300		147,100		144,300		147,100

Electricity Sales
Electricity Sales (thousands of kWhs)	492,371		776,828		2,396,012		5,721,639

Number of Accounts (end of period)	35,100		41,600		35,100		41,600

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	136.86	¢	88.57	¢	106.26	¢	80.97	¢

HEATING DEGREE DAYS

Actual	1,499		1,389		4,133		4,025
Normal	1,362		1,359		3,801		3,789
Percent Colder than Normal	10.1%		2.2%		8.7%		6.2%

Number of Active Customer Meters (end of period)	1,029,430		1,006,227		1,029,430		1,006,227

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
February 7, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.91				$0.91
Adjustments for:
Colder-than-normal weather	(0.07)				(0.07)

Adjusted diluted earnings per share from normal operations	$0.84				$0.84

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.88				$0.88
Adjustments	—				—

Adjusted diluted earnings per share from normal operations	$0.88				$0.88

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings (loss) per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND
ADJUSTED EARNINGS PER SHARE
(Unaudited)
February 7, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.92				$0.92
Adjustments for:
Colder-than-normal weather	(0.07)				(0.07)

Adjusted diluted earnings per share from normal operations	$0.85				$0.85

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.81				$0.81
Adjustments	—				—

Adjusted diluted earnings per share from normal operations	$0.81				$0.81

(1)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.